Exhibit 99.1


Equity One, Inc.                     For additional information at the Company:
                                     ------------------------------------------
1696 NE Miami Gardens Drive              Howard Sipzner, CFO
North Miami Beach, FL  33179             Michele Guard, Investor Relations
305-947-1664                         Media Contact:
                                     --------------
                                         Abbe Solomon 305-446-2700


FOR IMMEDIATE RELEASE:
----------------------
Thursday, January 23, 2003


    Equity One, Inc. Announces Tax Allocations of 2002 Dividend Distributions
    -------------------------------------------------------------------------


North Miami Beach, FL - January 23, 2003 -- Equity One, Inc. (NYSE: EQY), an owner, developer and operator of primarily supermarket-anchored shopping centers located predominantly in high growth markets of Florida and Texas, today announced the tax allocations of the 2002 dividend distributions on shares of its common stock.

For each stockholder of Equity One, the Form 1099-DIV will summarize the allocation of 2002 dividends paid on shares of Equity One common stock. The amounts indicated on Form 1099-DIV should be reported on each stockholder's 2002 federal income tax return. The schedule below, presented on a per share basis, is provided for information purposes only, and should only be used to clarify the Form 1099-DIV.

The 2002 distributions paid with respect to Equity One common stock (CUSIP #294752100 and traded under ticker symbol EQY) are as follows:

                                     Taxable
Payment           Total              Ordinary          Long Term           Unrecaptured        Return of
Date              Dividend           Income            Rate Gain           1250 Gain           Capital

03/28/2002       $  0.2700           $  0.2496         $   0.0069          $   0.0072         $  0.0063
06/28/2002          0.2700              0.2497             0.0069              0.0071            0.0063
09/30/2002          0.2700              0.2496             0.0069              0.0072            0.0063
12/31/2002          0.2700              0.2497             0.0070              0.0071            0.0062

Total            $  1.0800           $  0.9986         $   0.0277          $   0.0286         $  0.0251
                       100%               92.5%              2.6%                2.6%              2.3%

The taxability of the 2002 dividends is not indicative of the taxability of future dividends.


About Equity One
----------------

Equity One Inc. is a North Miami Beach, Florida based real estate investment trust that acquires, renovates, develops and manages neighborhood shopping centers anchored by national and regional supermarket chains and other necessity-oriented retailers such as drug stores or discount retail stores. Equity One's approximately nine million square foot portfolio consists of 88 properties primarily located in metropolitan areas of Florida and Texas, encompassing 55 supermarket-anchored shopping centers, nine drug store-anchored shopping centers, 19 other retail-anchored shopping centers, one self storage facility and four retail developments, as well as non-controlling interests in four unconsolidated joint ventures. For additional information, please visit the Company's website at www.equityone.net.

Equity One has filed a registration statement on Form S-4, containing a joint proxy statement/prospectus and other relevant documents, with the SEC concerning the proposed merger between Equity One and IRT Property Company. You are urged to read the registration statement containing the joint proxy statement/prospectus and any other relevant documents filed or that will be filed with the SEC when they become available because they will contain important information about Equity One, IRT and the merger. You may obtain the registration statement containing the proxy statement/prospectus and other relevant documents free of charge at the SEC's website, www.sec.gov. In addition, you may obtain documents filed with the SEC by Equity One free of charge by requesting them in writing from Equity One, Inc., 1696 N.E. Miami Gardens Drive, Miami, Florida 33179, Attention: Investor Relations, telephone
(305) 947-1664. You may obtain documents filed with the SEC by IRT free of charge by requesting them in writing from IRT Property Company, 200 Galleria Parkway, Suite 1400, Atlanta, Georgia 30339, Attention: Investor Relations, telephone (770) 955-4406.

Forward Looking Statements
--------------------------

Certain matters discussed by Equity One in this press release constitute forward-looking statements within the meaning of the federal securities laws. Although Equity One believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that these expectations will be achieved. Factors that could cause actual results to differ materially from current expectations include changes in macro-economic conditions and the demand for retail space in Florida and Texas; the continuing financial success of Equity One's current and prospective tenants; continuing supply constraints in its geographic markets; the availability of properties for acquisition; the success of its efforts to lease up vacant properties; the effects of natural and other disasters; and other risks, which are described in Equity One's filings with the Securities and Exchange Commission.